Exhibit 3.1.18

ARTICLES OF INCORPORATION

COMMONWEALTH OF PENNSYLVANIA

DEPARTMENT OF STATE

CORPORATION BUREAU

In compliance with the requirements of 15 Pa.C.S. Section 1306 (relating to Articles of Incorporation), the undersigned, desiring to be incorporated as a business corporation, hereby certifies that:

1. The name of the Corporation is: NCO TELESERVICES, INC.

2. The location and post office address of the initial registered office of the corporation in this Commonwealth is:

1740 Walton Road

Blue Bell, PA 19422

3. The corporation is formed under the provisions of the 1988 Pennsylvania Business Corporation Law.

4. These Articles of Incorporation may be amended in the manner at the time prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

5. The aggregate number of shares which the corporation shall have authority to issue is 1,000 shares of common stock, no par value.

6. The shareholders of the corporation shall not be entitled to cumulate their votes for the election of directors.

7. The name and address of the incorporator is: Michael J. Barrist, 1740 Walton Road, Blue Bell, PA 19422.

IN TESTIMONY WHEREOF, the Incorporator has signed these Articles of Incorporation this      day of                     , 1997.

/s/ Michael J. Barrist
Michael J. Barrist

STATEMENT OF CHANGE OF REGISTERED OFFICE

Indicate type of entity (check one):

☒ Domestic Business Corporation (15 Pa.C.S. § 1507)	☐ Foreign Nonprofit Corporation (15 Pa.C.S. § 1644)

☐ Foreign Business Corporation (15 Pa.C.S. § 4144)	☐ Domestic Limited Partnership (15 Pa.C.S. § 8506)

☐ Domestic Nonprofit Corporation (15 Pa.C.S. § 5507)

In compliance with the requirements of the applicable provisions of 15 Pa.C.S. (relating to corporations and unincorporated associations) the undersigned corporation or limited partnership, desiring to effect a change of registered office, hereby states that:

1. The name of the corporation or limited partnership is: NCO Teleservices, Inc.

2. The (a) address of this corporation’s or limited partnership’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is: (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a)	1740 Walton Road, Blue Bell, Pennsylvania 19042 Montgomery

(b)	c/o:
		Name of Commercial Registered Office Provider	County

For a corporation or a limited partnership represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation or limited partnership is located for venue and official publication purposes.

3. (Complete part (a) or (b)):

(a)	The address to which the registered office of the corporation or limited partnership in this Commonwealth is to be changed is:

507 Prudential Road, Horsham, Montgomery County, Pennsylvania 19044 Montgomery

(b)	The registered office of the corporation or limited partnership shall be provided by: c/o
	Name of Commercial Registered Office Provider	County

For a corporation or a limited partnership represented by a commercial registered office provider, the county in (b) shall be deemed the country in which the corporation or limited partnership is located for venue and official publication purposes.

4. (Strike out if a limited partnership): Such change was authorized by the Board of Directors of the corporation.

IN TESTIMONY WHEREOF, the undersigned corporation or limited partnership has caused this statement to be signed by a duly authorized officer thereof this 11th day of March, 2002.

NCO TELESERVICES, INC.

By:	/s/ Michael J. Barrist
President